Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of December 7, 2016 (this “Amendment”), to the Agreement and Plan of Merger (as amended from time to time, the “Agreement”), dated as of August 24, 2016, is by and among Berry Plastics Group, Inc., a Delaware corporation (“Parent”), Berry Plastics Corporation, a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Holdings”), Berry Plastics Acquisition Corporation XVI, a Delaware corporation and a direct, wholly owned Subsidiary of Holdings (“Merger Sub”), Berry Plastics Acquisition Corporation XV, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Holdings (“Merger Sub LLC”) and AEP Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Holdings, Merger Sub, Merger Sub LLC and the Company have previously entered into the Agreement pursuant to which, among other things, Merger Sub will merge with and into the Company (the “First-Step Merger”), with the Company surviving the First-Step Merger, and, thereafter, the Company will merge with and into Merger Sub LLC (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”), with Merger Sub LLC surviving as a wholly owned subsidiary of Holdings; and

WHEREAS, Parent, Holdings, Merger Sub, Merger Sub LLC and the Company desire to amend the Agreement in accordance with Section 8.3 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Holdings, Merger Sub, Merger Sub LLC and the Company hereby agree as follows:

Section 1.1 All capitalized terms used herein shall have the meanings set forth in the Agreement, unless the context indicates otherwise.

Section 1.2 Section 2.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Cancellation of Treasury Stock and Parent-, Holdings-, Merger Sub LLC- and Merger Sub-Owned Stock. Any shares of Company Common Stock that are owned by the Company or any of the Company Subsidiaries as treasury stock, and any shares of Company Common Stock owned by Parent, Holdings, Merger Sub LLC or Merger Sub, shall be automatically cancelled (the ‘Cancelled Shares’) and shall cease to exist and no consideration shall be delivered in exchange therefor.”

Section 1.3 Section 2.3(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Performance Units. Each holder of a Performance Unit shall be entitled to elect to receive (the ‘Payment Election’), in full settlement of such Performance Units either (i) a cash payment equal to the product of (A) the closing price of a share of Company Common Stock on NASDAQ on the last full trading day prior to the Closing Date and

(B) the total number of shares of Company Common Stock subject to such Performance Unit or (ii) a combination of (1) a cash payment equal to the product of (A) 50% of the Per Share Cash Consideration and (B) the total number of shares of Company Common Stock subject to such Performance Unit and (2) a number of shares of Parent Common Stock equal to the product of (A) 50% of the Exchange Ratio and (B) the total number of shares of Company Common Stock subject to such Performance Unit; provided, however, that if Parent makes the Alternative Funding Election pursuant to Section 2.1(e) and the Closing occurs during the Alternative Funding Election Period, each holder of a Performance Unit shall be entitled to receive, in full settlement of such Performance Units, a cash payment equal to the product of (x) the Per Share Cash Consideration and (y) the total number of shares of Company Common Stock subject to such Performance Unit. At the Effective Time, each Performance Unit shall be cancelled (and the agreement pursuant to which such Performance Unit was granted shall terminate), the vesting conditions or restrictions applicable to each outstanding Performance Unit shall lapse, and each holder thereof shall receive payment for such Performance Units in accordance with his or her Payment Election or pursuant to the proviso in the preceding sentence, as applicable; provided that the number of Performance Units in respect of the performance period as in effect immediately prior to the Effective Time shall be determined based on the level of achievement of such performance condition for the period beginning on the first day of the performance period and ending on (I) if the Effective Time occurs on or prior to the eighteenth (18th) day of a calendar month, the last day of the second (2nd) most recently completed full fiscal month prior to the Effective Time or (II) if the Effective Time occurs following the eighteenth (18th) day of a calendar month, the last day of the most recently completed fiscal month prior to the Effective Time, in each case, in a manner that is consistent with past practice and pro-rated based on a fraction, the numerator of which is the number of completed full fiscal months from the date of grant through the Effective Time and the denominator of which is twelve (12).”

Section 1.4 Section 2.6(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Parent shall, and, as applicable, shall cause the Paying Agent to, (i) initially make available and mail the Form of Election to Holders at least twenty (20) Business Days prior to the anticipated Election Deadline, and (ii) following such initial mailing, make available as promptly as possible a Form of Election to any Holder who requests such Form of Election prior to the Election Deadline. Parent shall provide to the Paying Agent all information necessary for it to perform as specified herein. The time period between such mailing date and the Election Deadline is referred to herein as the ‘Election Period.’”

Section 1.5 Section 3.3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The receipt of approval of this Agreement (i) for the event that Parent properly makes the Alternative Funding Election and the Closing occurs within the Alternative Funding

Election Period, by holders of not less than a majority of the shares outstanding on the record date for the Company Stockholders’ Meeting voting together as a single class (the ‘Alternative Funding Election Merger Approval’) and (ii) for the event that Parent either (A) does not make the Alternative Funding Election or (B) does make the Alternative Funding Election but the Closing does not occur within the Alternative Funding Election Period, by holders of not less than a majority of the shares outstanding on the record date for the Company Stockholders’ Meeting, voting together as a single class (the ‘Stock/Cash Merger Approval’ and, with the Alternative Funding Election Merger Approval, as either becomes applicable, the ‘Company Stockholder Approval’) and the occurrence of the Company Stockholder Advisory Vote, are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Transactions, including the Integrated Mergers.”

Section 1.6 Section 5.1(a)(v) of the Agreement is hereby deleted in its entirety and replaced with the following:

“redeem, repurchase, prepay (except as required by the Company Credit Agreements), defease, cancel, incur (including by additional borrowing under the Company Credit Agreements) or otherwise acquire, or modify the terms of (except as provided in Sections 5.11 and 5.12), any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money, except (A) in the ordinary course of business consistent with past practice in a principal amount not to exceed $65 million in the aggregate or (B) among any of all of the Company and the Company Subsidiaries; provided that any Indebtedness incurred or otherwise acquired, or modified, or assumed under this Section 5.1(a)(v) shall be subject to prepayment without penalty at any time;”

Section 1.7 The words “the Company Stockholder Approval” in Section 5.2(b) of the Agreement are hereby deleted and replaced with the words “either the Alternative Funding Election Merger Approval or the Stock/Cash Merger Approval.”

Section 1.8 The words “the End Date Extension” in Section 5.3(d) of the Agreement are hereby deleted and replaced with the words “the HSR End Date Extension.”

Section 1.9 The words “the Company Stockholder Approval” in Section 5.10(b) of the Agreement are hereby deleted and replaced with the words “either the Alternative Funding Election Merger Approval or the Stock/Cash Merger Approval.”

Section 1.10 Section 5.10(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“As promptly as practicable following the effective date of the Form S-4, the Company shall, in accordance with applicable Law and the Company Charter Documents, duly call, give notice of, convene and hold a meeting of the Company stockholders for the sole purpose of obtaining both the Alternative Funding Election Merger Approval and the Stock/Cash Merger Approval and holding the Company Stockholder Advisory Vote in accordance with the DGCL and applicable Law (the ‘Company Stockholders’ Meeting’);

provided, however, that the Company Stockholders’ Meeting shall be held no later than twenty five (25) Business Days after the Form S-4 is declared effective (unless adjourned or postponed in accordance with the terms of this Section 5.10). The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the SEC has declared the Form S-4 effective, but in any event no later than five (5) Business Days after the Form S-4 is declared effective. Subject to Section 5.2 hereof, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to obtain the Alternative Funding Election Merger Approval and the Stock/Cash Merger Approval and hold the Company Stockholder Advisory Vote at the Company Stockholders’ Meeting or any adjournment or postponement thereof, including soliciting from the Company stockholders proxies in favor of the approval of this Agreement in accordance with the DGCL. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Stockholders’ Meeting except that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholders’ Meeting, after consultation with Parent, (i) if the failure to adjourn or postpone the Company Stockholders’ Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Proxy Statement, (ii) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) or rescheduled, pursuant to this Section 5.10(c), there are insufficient shares of Company Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (iii) to allow additional solicitation of votes in order to obtain either the Alternative Funding Election Merger Approval or the Stock/Cash Merger Approval or (iv) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required to be filed and disseminated under applicable Laws or for the Company to comply with its obligations under Section 5.2(e) and Section 5.2(f); provided, however, that in the event that there are insufficient votes to obtain either the Alternative Funding Election Merger Approval or the Stock/Cash Merger Approval at the Company Stockholders’ Meeting, the Company may postpone or adjourn the Company Stockholders’ Meeting up to two (2) times for up to thirty (30) days to the extent permitted by applicable Law. Unless this Agreement is earlier terminated pursuant to Article VII hereof, but subject to Section 5.2(d) hereof, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 5.10(c) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Takeover Proposal. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Laws.”

Section 1.11 Section 6.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Stockholder Approval. The Stock/Cash Merger Approval shall have been obtained, unless Parent has made the Alternative Funding Election and the Alternative Funding Election Period is not yet complete, in which event the Alternative Funding Election Merger Approval shall have been obtained.”

Section 1.12 The preamble of Section 7.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Termination. Notwithstanding anything in this Agreement to the contrary, whether before or after either the Alternative Funding Election Merger Approval or the Stock/Cash Merger Approval has been obtained (except as noted below), this Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:”

Section 1.13 Section 7.1(b)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“if the Effective Time shall not have occurred on or before February 24, 2017; provided, however, that if the Company has not caused the Proxy Statement to be mailed to its stockholders on or prior to January 20, 2017, the End Date shall be extended to March 31, 2017 (the ‘Form S-4 Extension’); provided, however, that if on February 24, 2017, the condition to Closing set forth in Section 6.1(c) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at Closing, shall be capable of being satisfied on February 24, 2017) or waived by all parties entitled to the benefit of such conditions, then, at the election of either Parent or the Company, such date may be extended to August 24, 2017 (the ‘HSR End Date Extension’) if such party provides written notice to the other party on or prior to February 24, 2017 (February 24, 2017, as such date may be extended by the HSR End Date Extension or the Form S-4 Extension, as the case may be, the ‘End Date’); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to (A) a party if the failure of the Integrated Mergers to have been consummated on or before the End Date was primarily due to the failure of such party to perform any representation, warranty, covenant or other agreement of such party set forth in this Agreement (B) Parent, if Parent has made an Alternative Funding Election pursuant to Section 2.1(e);”

Section 1.14 Section 7.1(b)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“if a meeting of the Company stockholders is duly convened (or at any adjournment or postponement thereof) and , (A) in the event that Parent has made the Alternative Funding Election and the Alternative Funding Election Period is not yet complete, the Alternative Funding Election Merger Approval is not obtained by reason of the failure to obtain the required vote upon a final vote taken at the Company Stockholders’ Meeting, or (B) in the event that Parent has not made the Alternative Funding Election or Parent has made the Alternative Funding Election but the Closing has not occurred within the Alternative Funding Election Period, the Stock/Cash Merger Approval is not obtained by reason of the failure to obtain the required vote upon a final vote taken at the Company Stockholders’ Meeting; or”

Section 1.15 Section 7.1(c)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“at any time prior to the receipt of either the Alternative Funding Election Merger Approval or the Stock/Cash Merger Approval, in the event of a Company Adverse Recommendation Change; or”

Section 1.16 Section 7.1(d)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“at any time prior to the receipt of either the Alternative Funding Election Merger Approval or the Stock/Cash Merger Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, in accordance with Section 5.2; provided that the Company substantially concurrently with such termination pays or causes to be paid the Termination Fee contemplated in Section 7.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); it being understood that the Company may enter into any transaction that is a Superior Proposal pursuant to Section 5.2 simultaneously with the termination of this Agreement pursuant to this Section 7.1(d)(ii).”

Section 1.17 The words “the Company Stockholder Approval” in Section 8.3 of the Agreement are hereby deleted and replaced with the words “either the Alternative Funding Election Merger Approval or the Stock/Cash Merger Approval.”

Section 1.18 The words “the Company Stockholder Approval” in Section 8.4 of the Agreement are hereby deleted and replaced with the words “either the Alternative Funding Election Merger Approval or the Stock/Cash Merger Approval.”

Section 1.19 The words “the Company Stockholder Approval” that appear in the definition of “Marketing Period” in Section 8.14 of the Agreement are hereby deleted and replaced with the words “either the Alternative Funding Election Merger Approval or the Stock/Cash Merger Approval.”

Section 2.1 This Amendment and the Agreement, including the Company Disclosure Schedule, and the Parent Disclosure Schedule, as each may be amended from time to time, together with the other instruments referred to herein, including the Confidentiality Agreements, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and, subject to Section 8.7 of the Agreement, is not intended to grant standing to any person other than the parties hereto.

Section 2.2 This Amendment and the negotiation, execution performance and enforcement of this Amendment, including all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Amendment or the actions of Parent, Holdings, Merger Sub LLC, Merger Sub or the Company in the negotiation, administration, performance and enforcement of this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 2.3 This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 2.4 Except as otherwise provided herein, the Agreement shall remain unchanged and in full force and effect.

Section 2.5 From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed to be a reference to the Agreement as amended by this Amendment.

Section 2.6 Article VIII of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

BERRY PLASTICS GROUP, INC.

By:	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Executive Vice President

BERRY PLASTICS CORPORATION

By:	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Executive Vice President

BERRY PLASTICS ACQUISITION CORPORATION XVI

By:	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Executive Vice President

BERRY PLASTICS ACQUISITION CORPORATION XV, LLC

By:	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Executive Vice President

AEP INDUSTRIES, INC.

By:	/s/ Paul M. Feeney
Name:	Paul M. Feeney
Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]